Exhibit 10.06

                                    AGREEMENT


     THIS  AGREEMENT,  made this 1st day of February,  1999 by and between Derma
Sciences, Inc., a business corporation organized under the laws of the Commonwealth of Pennsylvania ("Derma") and Stephen T. Wills, CPA, MST ("Wills").

     1. Employment. Derma hereby employs Wills, and Wills agrees to be employed by Derma, as Derma's Vice President and Chief Financial Officer upon the terms and conditions hereinbelow set forth.

     2. Time and Efforts. Wills shall devote such of his business time and efforts as may reasonably be required to discharge his responsibilities hereunder. Provided, however, Derma acknowledges that Wills currently serves, and during the Term hereof will continue to serve, as Vice President and Chief Financial Officer of Palatin Technologies, Inc. and Managing Principal of Golomb, Wills and Company, PC. Derma further acknowledges that Wills' duties to the foregoing organizations require that he devote a substantial portion of his business time and efforts to the affairs thereof. Nothing contained herein shall be deemed to restrict Wills' right to continue in the foregoing capacities.

     3. Compensation. During the Term hereof Derma shall pay compensation to Wills as follows:

          (a) Salary at the rate of One Hundred Two Thousand Dollars ($102,000) per year;

          (b)  Bonus  as  determined   by  Derma's   board  of  directors   upon
     recommendation of the Chairman.

     4. Options Grant. Wills shall receive "non-qualified" options to purchase all, or any portion of, One Hundred Thousand (100,000) shares of Derma common stock at a

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price per share of $1.20.  The subject  options shall be exercisable  during the
Term hereof until 12:00 midnight December 14, 2008 and shall vest as follows:

          Number of Options                                  Vesting Date

                  25,000                                Upon execution hereof
                  25,000                                December 15, 1999
                  25,000                                December 15, 2000
                  25,000                                December 15, 2001

Vesting of the foregoing options shall accelerate to 100% upon: (a) A change in ownership of in excess of 75% of Derma; or (b) The sale by Derma of substantially all of its assets.

     5. Term and Severance. This Agreement shall be effective upon execution hereof and shall continue indefinitely until terminated as provided herein. Either party hereto may terminate this Agreement upon thirty (30) days written notice of such termination to the other party. Upon termination of this Agreement by Derma without cause:

          (a) Derma shall pay to Wills a severance payment of one year's salary; and

          (b) The period to exercise the options granted hereunder shall be extended to the earlier of five years from the date of termination or 12:00 midnight December 14, 2008.

     6. Employee Benefits. During the term hereof, Wills shall be entitled to the following employee benefits:

          (a) Participation in Derma's medical insurance plans;

          (b) Reimbursement of vehicle expenses at the rate of $0.31 per business mile;

          (c) Participation in Derma's deferred compensation plans in accordance with the terms thereof;

          (d) Reimbursement of "ordinary and necessary" business expenses; and

          (e) Paid vacation of two (2) weeks per year.


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     IN WITNESS  WHEREOF,  the parties hereto have hereunder set their hands and seals as of the date first hereinabove written. DERMA SCIENCES, INC.



                                           By:   /s/ Edward J. Quilty
                                                 --------------------------
                                                 Edward J. Quilty, Chairman



                                                 /s/ Stephen T. Wills
                                                 --------------------------
                                                 Stephen T. Wills, CPA, MST